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EXHIBIT 99.6

Centennial Specialty Foods Reports First Quarter Results

DENVER, COLORADO—May 20, 2005

        Centennial Specialty Foods Corporation (NASDAQ: CHLE; Boston Stock Exchange: CSJ) reported a net loss of $118,821, or $0.02 per share, for its three months ended March 31, 2005 compared to a net loss of $94,376, or $0.02 per share for the same period in the prior year. Loss per common share, after giving effect to the undeclared preferred stock dividends in arrears, was $0.07 for the three months ended March 31, 2005 compared to $0.07 for the same period in the prior year. Gross sales of the Company's products for the three months ended March 31, 2005 decreased $61,465 or 4.7% over the same period last year, due to a decrease of $90,678 or 22.6% in gross sales of the Ellis line of products which was offset by an increase of $29,213 or 3.3% in gross sales of the premium Stokes line of green chile sauces.

        Centennial continues to struggle in the California expansion market. Its products have been discontinued by three retailers in the California market, representing approximately 550 stores. Sales to its remaining six customers, representing approximately 1,200 stores, continue to be slow, but the Company's products have not been discontinued at this point. "We are very disappointed with the difficulty of introducing our products to consumers in California," stated Robert Beckwith, Jr., Centennial's Chief Marketing Officer. "We received favorable responses to our products, but have not been able to reach enough consumers to sustain retail sales at a level required by some retail customers." During the first quarter of 2005, the Company incurred certain additional costs associated with the California expansion. Such costs included $86,000 in slotting fees charged by a retailer in the California market. The Company is pursuing repayment of these slotting fees which were deducted by the retailer from the retailer's normal payment to the Company, but it cannot be certain that repayment efforts will be successful. In addition, an increase in reserves related to the potential return of discontinued products by California retailers was also recorded, further reducing the first quarter results.

        Earlier this year, Centennial announced that its board had authorized management to explore a wide range of strategic alternatives to enhance shareholder value. The Company is continuing to evaluate these strategic alternatives and has had a number of discussions with various parties on potential transactions; however, no definitive plans or agreements have been reached.

        Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products. Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years. Principal channels of distribution for Centennial's products are grocery retailers, superstores and club stores in Colorado, Arizona, California and, to a lesser extent, several major metropolitan markets in adjoining states. More information about Centennial can be found on its website at www.centennialspecialtyfoods.com.

Note Regarding Forward Looking Statements:

        Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results. We identify forward looking statements through our use of words such as "expect," "believe," "project," "anticipate," and similar expressions. These risks that may affect our ability to achieve forward-looking statements are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2004 and in other documents that are on file with the Securities and Exchange Commission. The Company makes no assurance that it will update the matters discussed in this release.

        For further information please contact Jeffrey Nieder, CEO or Doug Evans, CFO at (303) 292-4018.

        Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

        SOURCE: Centennial Specialty Foods Corporation

CENTENNIAL SPECIALTY FOODS CORPORATION AND SUBSIDIARY
Consolidated Unaudited Statements of Operations

	For the Three Months Ended March 31,
	2005	2004
Net sales	$948,955	$1,127,483
Cost of goods sold	714,133	746,175

Gross profit	234,822	381,308
Selling, general and administrative expenses	535,097	577,688

Loss from operations	(300,275)	(196,380)

Other income (expense)
Interest expense	(46,916)	(112,005)
Rent income	158,581	158,581

Total other income	111,665	46,576

Loss before income taxes	(188,610)	(149,804)

Income tax benefit—deferred	69,789	55,428

Total income tax benefit	69,789	55,428

Net loss	$(118,821)	$(94,376)

Net loss before preferred stock dividends	$(118,821)	$(94,376)
Preferred stock dividends—paid	—	(250,000)
Preferred stock dividends—arrears	(250,000)	—

Total preferred stock dividends	(250,000)	(250,000)

Net loss available to common shareholders	$(368,821)	$(344,376)

Basic and diluted net loss per common share	$(0.07)	$(0.07)

Basic and diluted weighted average common shares outstanding	5,050,000	5,050,000

CENTENNIAL SPECIALTY FOODS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$157,411	$415,597
Accounts receivable, net of allowance for doubtful accounts of $25,483	232,595	341,671
Income taxes receivable	14,478	14,478
Inventory, net	1,903,418	1,894,927
Prepaid expenses	138,332	153,219

Total current assets	2,446,234	2,819,892

Non-current assets
Property, plant and equipment, net	5,862,646	5,914,186
Goodwill, net	1,634,079	1,634,079
Other assets	49,427	56,488

Total non-current assets	7,546,152	7,604,753

Total assets	$9,992,386	$10,424,645

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable—trade	$226,143	$394,830
Accrued liabilities	683,178	800,473

Total current liabilities	909,321	1,195,303
Long-term debt	2,478,720	2,436,387
Deferred tax liability	7,226	77,015

Total long-term liabilities	2,485,946	2,513,402

Total liabilities	3,395,267	3,708,705

Commitments and contingencies
Stockholders' equity
Preferred stock (liquidation preference $11,000,000 and $10,750,000, respectively), 3,000,000 shares authorized, 2,000,000 shares issued and outstanding, $5 stated value, 10% dividend	2,334,785	2,334,785
Common stock, $0.0001 par value, 20,000,000 shares authorized, 5,050,000 shares issued and outstanding	505	505
Additional paid-in capital	5,794,036	5,794,036
Accumulated deficit	(1,532,207)	(1,413,386)

Total stockholders' equity	6,597,119	6,715,940

Total liabilities and stockholders' equity	$9,992,386	$10,424,645

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Centennial Specialty Foods Reports First Quarter Results